Exhibit 99.3

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES NEW BOARD MEMBER

Houston, TX – October 25, 2018 – Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced the appointment of Pablo G. Mercado to its Board of Directors (the “Board”).

Mr. Mercado brings to the Board added depth of experience in finance and accounting coupled with fresh insight on best practices in corporate governance and operational excellence.  Mr. Mercado, age 42, has served as Senior Vice President and Chief Financial Officer of Forum Energy Technologies, Inc. since March 2018. Since November 2011, Mr. Mercado served in various roles at Forum Energy Technologies, Inc., including as Senior Vice President, Finance from June 2017 to March 2018; Vice President, Operations Finance from August 2015 to June 2017; Vice President, Corporate Strategy and Treasurer from January 2014 to August 2015; Vice President, Corporate Development & Strategy from February 2013 to January 2014; and Vice President, Corporate Development from November 2011 to February 2013. From May 2005 to October 2011, Mr. Mercado was an investment banker in the Oil and Gas Group of Credit Suisse Securities (USA) LLC where he worked with oilfield services companies. From 1998 to 2001 and 2003 to May 2005, Mr. Mercado was an investment banker at other firms, primarily working with companies in the oil and gas industry. Mr. Mercado holds a B.B.A. from the Cox School of Business, a B.A. in Economics from the Dedman College at Southern Methodist University, and an M.B.A. from The University of Chicago Booth School of Business. Mr. Mercado has extensive public company finance and accounting experience, and he has significant experience in corporate strategy and operations.

“We are pleased to announce an exceptional new member to our Board. Pablo is committed to excellence in driving outstanding strategic performance, and his expertise in finance and accounting brings fresh understanding and best practices to our Board,” said Brian Lane, President and CEO of the Company.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 127 locations in 113 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.